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                                                                     EXHIBIT 3.1



                              AMENDED AND RESTATED



                          CERTIFICATE OF INCORPORATION



                                       OF



                           THL BEDDING HOLDING COMPANY





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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           THL BEDDING HOLDING COMPANY



                       -----------------------------------

                                 ARTICLE FIRST

                  The name of the corporation is THL Bedding Holding Company (the "Corporation").

                                 ARTICLE SECOND

                  The address of the registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                 ARTICLE THIRD

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                 ARTICLE FOURTH

         A. AUTHORIZED SHARES

                  The total number of shares of common stock which the Corporation has authority to issue is 4,688,235 (the "Common Stock"), consisting of:

                  (1) 4,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common"); and

                  (2) 688,235 shares of Class B Common Stock, par value $.01 per share (the "Class B Common").

                  The shares of Common Stock shall have the rights, preferences and limitations set forth in Section B below. Certain capitalized terms used in this Restated Certificate of Incorporation are defined in Section C below.





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         B. COMMON STOCK

               1. Voting Rights.


                  (a) General. Except as otherwise provided in this Certificate or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

                  (b) Class A Common and Class B Common. Except as otherwise required by applicable law or as specifically required by this Article Fourth, the holders of Class A Common and the holders of Class B Common shall vote together as a single class on all matters to be voted on by the Corporation's stockholders. Each holder of Class A Common shall be entitled to one (1) vote (or a fraction thereof) for each share (or fraction thereof) of Class A Common owned by such holder, and each holder of Class B Common shall be entitled to one
(1) vote (or a fraction thereof) for each share (or fraction thereof) of Class B Common owned by such holder.

               2. Distributions.

                  (a) Class A Common and Class B Common. All Distributions shall be distributed to the holders of Class A Common and Class B Common in the following priority:

                           (i) The holders of Class A Common shall be entitled
               to receive all Distributions, ratably based upon the aggregate Unpaid Yield of the shares of Class A Common held by each such holder, until the holders of Class A Common each receive Distributions equal to the aggregate Unpaid Yield on all outstanding shares of Class A Common. All Distributions made pursuant to this paragraph 2(a)(i) to holders of Class A Common shall constitute a payment of Yield on Class A Common.

                           (ii) After the Distributions described in paragraph
               2(a)(i) above have been made, the holders of Class A Common shall be entitled to receive all Distributions, ratably based upon the aggregate Unreturned Original Cost of the shares of Class A Common held by each such holder, until the holders of Class A Common receive Distributions equal to the aggregate Unreturned Original Cost of all outstanding shares of Class A Common. All Distributions made pursuant to this paragraph 2(a)(ii) to holders of Class A Common shall constitute a return of Original Cost of Class A Common.

                           (iii) After the Distributions described in paragraphs
               2(a)(i) and 2(a)(ii) above have been made, the holders of Common Stock shall be entitled to receive all Distributions, ratably based upon the number of outstanding shares of Common Stock held by each such holder.




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                  (b) Conditions Precedent. No Distribution shall be paid to the holders of Class A Common pursuant to paragraph 2(a)(i) or 2(a)(ii) above in any form of consideration other than cash unless the Requisite Class A Holders approve such Distribution (including approval of the valuation of the consideration being distributed thereby), and no Distribution shall be paid to any holder of Common Stock pursuant to paragraph 2(a)(iii) above until the holders of Class A Common shall have received (either in cash or other consideration, the form and value of which shall have been approved as provided above) all Distributions to which they are entitled pursuant to paragraphs 2(a)(i) and 2(a)(ii) above.

               3. Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise), or combine (by reverse stock split or otherwise) the outstanding Common Stock of one class unless (x) the Requisite Class A Holders approve such subdivision or combination and (y) the outstanding Common Stock of all classes shall be proportionately subdivided or combined. All such subdivisions and combinations shall be payable only in Class A Common to the holders of Class A Common and in Class B Common to the holders of Class B Common. In no event shall a stock split or stock dividend constitute a payment of Yield or a return of Original Cost.

         C. MISCELLANEOUS

               1. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance, other than any applicable transfer tax resulting from the issuance of the new certificate registered in a name other than the name in which the old certificate was registered. Notwithstanding the foregoing, the Corporation shall have no obligation to issue a new certificate pursuant to this section in the name of a Person other than the registered holder of such certificate if such registered holder has not complied with Articles III and IV of the Securityholders' Agreement.

               2. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation





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(provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

               3. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

               4. Protective Provisions. The Corporation shall not take any of the following actions without the prior written approval of the Requisite Class A Holders:

                  (a) create (by designation, reclassification, merger, or otherwise), issue or authorize any shares of capital stock (whether or not such shares of capital stock are convertible into Common Stock), securities convertible into or exchangeable into capital stock, or warrants and other rights to acquire capital stock, other than (i) options and Common Stock granted or issued to employees, officers or directors of, or consultants or advisors to the Corporation, pursuant to stock purchase or stock option plans or other arrangements that are approved by the board of directors, provided that the number of such shares granted or issued pursuant to this clause (i) does not exceed 689,000 (subject to adjustment for stock splits, stock dividends, subdivisions or other similar events), (ii) stock issued in respect of or in exchange for Common Stock by way of a stock dividend, stock split, or similar transaction, in each case as approved pursuant to Section B(3) of this Article Fourth, and (iii) Common Stock issued pursuant to the Management Subscription and Stock Purchase Agreements and the Restricted Stock Agreements by and between the Corporation and certain of its employees dated on or about December 19, 2003, as the same may be amended or supplemented from time to time;

                  (b) alter or change the rights, preferences or privileges of the Common Stock (provided that the issuance of securities having rights, preferences or privileges senior to or on a parity with a class of Common Stock shall not be deemed to alter or change the rights, preferences or privileges of such class of Common Stock);

                  (c) increase or decrease the authorized number of shares of Common Stock;

                  (d) redeem, purchase or otherwise acquire for value any share or shares of the capital stock of the Corporation, except for (i) repurchases of Common Stock from employees, directors or consultants of the Corporation or any Subsidiary pursuant to a stock repurchase agreement, stock option agreement, management agreement or other repurchase agreement, assignment, option or obligation approved by



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the board of directors of the Corporation, (ii) repurchases of shares of the capital stock of the Corporation pursuant to a Corporate Acceptance (as defined in to the Securityholders' Agreement), and (iii) the redemption, exchange or recapitalization of the Class A Common by the Corporation in connection with the initial sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as then in effect, other than an offering made in connection with a business acquisition or combination or an employee benefit plan (the "Initial Public Offering");

                  (e) take any action that could result in a Liquidation of the Corporation;

                  (f) alter the size of the Corporation's board of directors; provided, however, that a reduction of the size of the Corporation's board of directors in accordance with Section 2.1(d) of the Securityholders' Agreement shall not require the approval of the Requisite Class A Holders; or

                  (g) agree to take any of the foregoing actions.

               5. Certain Defined Terms. As used in this Restated Certificate of Incorporation, the following terms shall have the followings meanings:

               "Adjusted Original Cost" means, with respect to each share of Class A Common, (i) the Unreturned Original Cost of such share plus (ii) the cumulative amount of Unpaid Yield accrued upon such share on a quarterly basis in each of the Corporation's previous fiscal quarters, provided that amounts of Unpaid Yield for any given fiscal quarter shall not be added to the Adjusted Original Cost until the first day of the next succeeding fiscal quarter.

               "Common Stock" means, collectively, (i) the Corporation's Class A Common, (ii) the Corporation's Class B Common, and (iii) any other class of capital stock of the Corporation hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

               "Distributions" means all distributions made by the Corporation to holders of Common Stock, whether in cash, property, or Securities of the Corporation and whether by dividend, liquidating distributions, or otherwise; provided that none of the following events shall be considered a Distribution:
(i) any redemption or repurchase or acquisition by the Corporation for value of any share or shares of its capital stock held by a present or former employee, director or consultant of the Corporation or any Subsidiary pursuant to a stock repurchase agreement, stock option agreement, management agreement or other repurchase agreement, arrangement, option or obligation approved by the board of directors of the Corporation; (ii) any repurchase by the Corporation of Common Stock pursuant to Section 3.5 of the Securityholder's Agreement; or (iii) any recapitalization, subdivision (including stock dividend and stock splits), combination



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(including reverse stock splits) or exchange of Common Stock approved pursuant to Section (B)(3) of this Article Fourth.

               "Liquidation" means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, or (ii) any Sale of the Corporation (as defined in the Securityholders' Agreement).

               "Original Cost" means, with respect to any share of Class A Common, as of any particular date, the amount originally paid for such share when it was issued plus, on or after the date of issue, any additional paid-in capital with respect to such Class A Common Stock.

               "Person" shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

               "Requisite Class A Holders" means the holders of a majority of all shares of Class A Common then outstanding.

               "Securities" means "securities" as defined in Section 2(1) of the Securities Act of 1933, as amended.

               "Securityholders' Agreement" means that certain Securityholders' Agreement between the Corporation and the other parties thereto dated on or about December 19, 2003, as the same may be amended or supplemented from time to time.

               "Subsidiary" means, with respect to any Person, any other Person the majority of whose equity securities or voting securities are directly or indirectly owned or controlled by such Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               "Unpaid Yield" means, as of any time of determination with respect to any share of Class A Common, an amount equal to the excess, if any, of (i) the aggregate Yield accrued and accumulated on such share as of such time over (ii) the aggregate amount of Distributions made by the Corporation prior to such time that constitute payment of Yield on such share pursuant to paragraph 2(a)(i) of Section B, above.

               "Unreturned Original Cost" means, as of any time of determination with respect to any share of Class A Common, an amount equal to the excess, if any, of (i) the Original Cost of such share over (ii) the aggregate amount of Distributions made by the Corporation prior to such time that constitute a return of Original Cost of such share pursuant to paragraph 2(a)(ii) of Section B, above.



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               "Yield" means, with respect to each share of Class A Common, the amount accruing cumulatively on a daily basis on such share at an annual rate of 6% on such share's then current Adjusted Original Cost.

                                 ARTICLE FIFTH

               The number of directors of the Corporation shall be as set forth in the Securityholders' Agreement and the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require. At each meeting of the Corporation's board of directors (or committee thereof) at which a quorum is present, each director shall be entitled to one vote on each matter to be voted on at such meeting.

                                 ARTICLE SIXTH

               To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director. The Corporation shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a "Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

               Any indemnification under this Article Sixth (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

               Expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified by the Corporation as authorized in this Article Sixth.



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               The indemnification and advancement of expenses provided by this
Article Sixth shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification under this Article Sixth shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation or any of its subsidiaries who serves or served in such capacity at any time while this Article Sixth is in effect.

               The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Sixth.

               If this Article Sixth or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article Sixth to the full extent permitted by any applicable portion of this Article Sixth that shall not have been invalidated and to the full extent permitted by applicable law.

               Neither any amendment nor repeal of this Article Sixth, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Sixth would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.

                                ARTICLE SEVENTH

               In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.





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                                 ARTICLE EIGHTH

                  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                 ARTICLE NINTH

               The Corporation is to have perpetual existence.

                                 ARTICLE TENTH

               Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the Corporation.

                                ARTICLE ELEVENTH

               The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.



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                                ARTICLE TWELFTH

               To the maximum extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability or any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.












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